AGREEMENT


             THIS AGREEMENT, made as of this 1st day of September, 1994, by and between BANTA CORPORATION, a Wisconsin corporation (hereinafter referred to as the "Company"), and GERALD A. HENSELER (hereinafter referred to as the "Employee").

                              W I T N E S S E T H :

             WHEREAS, the Employee has for many years been a senior executive of the Company whose services have contributed significantly to the profitability and success of the Company; and

             WHEREAS, the Company and the Employee wish to provide for certain payments to the Employee in addition to the retirement benefits he will otherwise receive after any termination of his employment by the Company or as a result of his death, or if the Employee retires after reaching the age of 62, all as more fully hereinafter set forth.

             NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby mutually agreed between the parties as follows:

             1. Payments. In the event that (a) the Employee's employment is terminated by the Company at any time after the date hereof or as a result of the Employee's death, or (b) the Employee retires from all positions as an officer or director of the Company and any of its subsidiaries and operating units after reaching the age of 62, the Company will pay to the Employee (or to his designated beneficiary or estate as provided in Section 3 hereof) the sum of $2,000.00 per month for 120 consecutive months, commencing on the first day of the calendar month following the month in which such termination or retirement occurs.

             2. Condition. Unless waived in writing by the Board of Directors of the Company, the Employee agrees that for a period of four
   (4) years after his termination of employment by the Company or retirement as described above he will not directly or indirectly, in any capacity whatsoever, participate or assist in the management or operation of, or own any equity interest in excess of 5% in, any corporation or other business entity which engages or plans to engage in substantial competition with the Company or any of its subsidiaries or operating units, if said competitive business would employ the Employee's services at any location within the United States of America and would reasonably be expected to utilize confidential business information acquired by the Employee during his employment by the Company. The Company shall make payments under this Agreement only so long as the Employee complies with the above condition, and should he not correct any violation within 60 days after written notice to him, the Company may suspend or terminate in whole or in part any further payment hereunder and may recover any payments made hereunder during the period of such violation.

             3. Beneficiary. The Employee may by written notice addressed to the Secretary of the Company designate a beneficiary to receive the payments to which he becomes entitled hereunder in the event of his death prior to receipt of any or all of such payments. If the Employee fails to make such a designation, or in the event the designated beneficiary predeceases the Employee and no successor has been designated, payments becoming due after the Employee's death shall be made to his estate.

             4. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Neither the Employee nor one acting for him shall have power to assign this Agreement or to transfer, assign, hypothecate, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any of said payments nor any assets or funds of the Company be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance of the Employee, or be reached or transferred by operation of law in the event of the Employee's bankruptcy, insolvency or otherwise.

             5. Effect on Other Arrangements. Nothing contained herein shall affect the rights of the Employee or the Company under any other written agreement between the Employee and the Company or under any pension, supplemental retirement, insurance or other benefit plan or arrangement of the Company in which the Employee is a participant.

             6. Miscellaneous. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Wisconsin. This Agreement embodies the entire agreement between the parties hereto with respect to the matters contemplated herein and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein, nor are there any conditions affecting this Agreement which are not expressed herein. This Agreement may not be amended or modified in any manner except by written instrument executed by the Company and the Employee. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. The uneforceability, invalidity or illegality of any provision of this Agreement shall not affect or impair the continuing enforceability or validity of any other part of this Agreement, all of which shall survive and be valid and enforceable.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the day and year first written above.

                                      BANTA CORPORATION


                                      By:  /s/ Calvin W. Aurand, Jr.
                                           Calvin W. Aurand, Jr.
                                           Chairman of the Board and
                                           Chief Executive Officer


                                      Attest:   /s/ Ronald D. Kneezel
                                           Ronald D. Kneezel
                                           Secretary

                                      EMPLOYEE


                                      /s/ Gerald A. Henseler           (Seal)
                                      Gerald A. Henseler